Exhibit 23.1

621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293 TELEPHONE(303)623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Earthstone Energy, Inc. for the year ended March 31, 2014 (the “Annual Report”).  We hereby further consent to the inclusion in the Annual Report of estimates of oil and gas reserves contained in our report dated May 9, 2014, and to the inclusion of such report as an exhibit to the Annual Report.

Very truly yours,

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

Denver, Colorado
June 3, 2014